Exhibit 99.1

Duke Energy Carolinas

Summary of South Carolina Rate Case Settlement Agreement

Docket 2013-59-E

Background

•                  On March 18, 2013, Duke Energy Carolinas (DEC) filed a rate case with the Public Service Commission of South Carolina (PSCSC) to request an average 15.1% increase in retail revenues, or approximately $220 million annually

•                  The filing was based on an 11.25% return on equity (ROE) and a 53% equity component of the capital structure

•                  The filing was based on a South Carolina retail rate base of approximately $4.3 billion as of June 30, 2012, and adjusted for known and measurable changes

•                  On July 23, 2013, DEC finalized an agreement with the South Carolina Office of Regulatory Staff (ORS), who represents consumers, as well as Wal-Mart, the South Carolina Energy Users Committee and the S.C. Small Business Chamber of Commerce (see details below)

Major Components of Settlement

•                  $119 million annual customer rate increase (an average increase of 8.2 percent) will be implemented over time

•                  Annual electric rates will increase by $80.4 million, or an average of 5.5 percent, for the first year (including the impact of the one-year ability to collect carrying costs for coal inventory of approximately $7 million)

•                  Annual rates will increase by an additional $38 million thereafter

•                  DEC will be allowed to reduce its cost of removal liability by $45 million for the first year

•                  Customer rate increase based upon ROE of 10.2%, a 53% equity component of the capital structure, and a South Carolina retail rate base of approximately $4.2 billion for the test year ended June 30, 2012 (adjusted from $4.3 billion previously, for known and measurable changes through April 30, 2013)

•                  DEC will make a one-time $3.5 million contribution to programs assisting public education initiatives and senior outreach, low-income customers, manufacturing competitiveness grants, economic development and/or education/workforce training

•                  DEC will not seek to implement new base rates in South Carolina prior to September 2015, absent situations such as incurring costs for new generation or except where necessary due to unforeseen extraordinary economic or financial conditions

•                  Settlement includes support for (1) DEC’s proposed nuclear levelization accounting, effective October 1, 2013, and (2) a new coal inventory rider allowing DEC to recover carrying costs on coal inventory levels in excess of a 40-day supply for one year from the effective date of rates in this case

•                  Settlement is subject to the review and approval by the PSCSC

•                  If approved by the PSCSC, rates would go in effect in September 2013

•                  Evidentiary hearings are scheduled to commence July 31, 2013

July 23, 2013

Estimated Annual Rate Increase Impacts to Customer Bills

($ in millions)	Year 1	Year 2 and Beyond
Annualized base rates	$119	$119
One-year coal inventory rider	$7	—
Temporary customer rate reduction (offset by cost of removal liability amortization - no earnings impact)	$(45)	—
Cumulative Net Annualized Customer Increase ($)	$80	$119
Cumulative Net Annualized Customer Increase (%)	5.5%	8.2%
One time contribution expense	$(3.5)	—

Reconciliation of Request

($ in millions)	Year 1	Year 2 and Beyond
Original request	$220	$220
One-year coal inventory rider	$7	—
Temporary customer rate reduction (offset by cost of removal liability amortization - no earnings impact)	$(45)	—
Reduced ROE	$(39)	$(39)
Lower nuclear decommissioning expense (no earnings impact)	$(6)	$(6)
Agreement to not pursue end-of-life nuclear reserve (no earnings impact)	$(6)	$(6)
Other	$(50)	$(50)
Per Settlement Agreement	$80	$119

July 23, 2013